UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 2, 2014 (May 29, 2014)

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300 Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2014, the Board of Directors (the “Board”) of Asbury Automotive Group, Inc. (the “Company”), upon the recommendation of the Governance and Nominating Committee of the Board, elected Thomas J. Reddin as a Class III member of the Board. Mr. Reddin is presently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Mr. Reddin’s election increases the size of the Board to nine (9) directors. The Board has appointed Mr. Reddin to the Audit Committee and Risk Management Committee.

As a non-management director, Mr. Reddin will receive an annual retainer of $40,000 payable quarterly, $2,000 for each Board meeting attended in person, and $1,000 for each Board meeting attended telephonically. As a member of the Audit Committee, Mr. Reddin will receive $2,000 for each committee meeting attended in person, and $1,500 for each committee meeting attended telephonically. As a member of the Risk Management Committee, Mr. Reddin will receive $2,000 for each committee meeting attended in person, and $1,000 for each committee meeting attended telephonically. Mr. Reddin will be reimbursed for reasonable out-of-pocket expenses incurred for attendance at Board and/or committee meetings. Mr. Reddin also will receive the use of a motor vehicle. In connection with his election to the Board, Mr. Reddin received an award of 735 shares of common stock of the Company that vested immediately upon grant. The grant of the Company’s stock to Mr. Reddin represents the pro-rated annual equity portion of his compensation for serving as a member of the Board of the Company.

On June 2, 2014, the Company issued a press release announcing the election of Mr. Reddin to the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

The following exhibit is furnished as part of this report.

Exhibit No.	Description

99.1	Press Release dated June 2, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: June 2, 2014	By:	/s/ George A. Villasana
	Name:	George A. Villasana
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 2, 2014.